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Transcript of LinkedIn All Hands Meeting on June 13, 2016

Jeff Weiner: A hush falls over the crowd. Welcome to All Hands special edition. I was thinking about the last time we had an All Hands that was not on a Wednesday morning, this is shaping up to be a little bit of LinkedIn trivia. Anyone know the answer? Anyone but Dee know the answer? IPO, very good. For bonus points, where was it broadcast from live? Empire State Building. Correct. It was the day of our IPO, a very memorable day, and I find some parallels between the events, I will come back to that later on. For those of you who were able to get a seat, congratulations. We have a little bit of an unusual dynamic today. Oh, dynamic, that’s a little play on words now that we’re with Microsoft, I didn’t catch that. I have to get used to that pun.

The All Hands starts at 10:30, I was in the building across the way and at about 9:45, I started to see a line going into the building here in Mountain View where the all hands is, I was looking to myself, I wonder who is here speaking today? Like a rockstar or something, this is amazing! And I was like, oh yeah. So for those of you, I don’t know if this was also the case in other locales around the world where there were long lines and unfortunately we ran out of seating capacity, but for those of you now watching from the cafeteria here in Mountain View or from your desks, thank you so much for showing up this morning and waiting in line, we appreciate your patience, and we hope this comes through loud and clear.

We have some news to discuss, I’m assuming by now everyone is aware of what that is. We will be joining forces with Microsoft to do some pretty incredible things going forward. And we are here today to talk about the rationale, I’m going to go specifically into the way I’m thinking about this personally, I shared that in the email, talk about what it means for us as a company, I will turn it over to Reid, and as our founder and chairman he will share his thoughts, and we will welcome up Satya, and as the CEO of Microsoft he will share why he is so excited, and the deal rationale.

So let’s start with the facts of that email I sent this morning, I’m going to be touching on many of the same points and just a little preface — if I get a little emotional as I go through the content, please don’t misinterpret it, it is not coming from a place of sadness. I promise you, it’s not. Not that there’s anything wrong with that. It is coming from a place of deep appreciation and gratitude to all of you. You know how much — it’s happening already, Jesus, two minutes in. It’s going to be a long all hands. It’s coming from a place of heartfelt appreciation and gratitude. You know how I feel about this company, you know how I feel about all of you, but it is beyond a privilege to be working alongside of you to build what we have built, and we will keep building. If I do get a little verklempt, my team has instructions as always to lob in a really bad joke to reel me back in, hopefully that will work. Speaking of emotion and feeling a little verklempt, some of you in the audience here today are probably going through your own emotional roller coaster. I want you to know it is completely normal and natural. You may be excited, I know there is a lot of excitement, you may be surprised, there is some of that too — I think woke up this morning like, what? Some of you may be a bit fearful of the unknown, and all of this is just part of the process. Everyone is going to process this differently, and you should process it, you should take the time to process it. Don’t walk out of here feeling you like you need to feel a certain way, because you don’t. You are you, and what this means to you is up to you.

With that, let’s get started, I want to start by saying thank you. Don’t need the joke yet. Thank you for the best job I’ve ever had. We may need a joke now. No, I’m okay. I joined the company in December of 2008, and I joined the company for a few different reasons. One was Reid, and the opportunity to work with a legend, a true visionary, one of the most thoughtful human beings I’ve ever met, way too good to pass up. I joined the company because of the talent. The talent in December 2008 was small enough in the aggregate to fit in the break room in 2029, that is where we used to conduct All Hands. It’s hard to believe, take a look at the screens broadcasting this around the world, 30 cities. And I joined because of the value we could bring to people, connecting them to opportunity in ways that had never been done before. Never in my wildest imagination could I have dreamt of what would follow over the next 7 1/2 years. From 338 employees to 10,000 today, from $78 million of revenue in 2008 to this year our guidance is for roughly $3.7 billion dollars. From somewhere from 32 to 33 million members, today we are north of 430 million, I could go on and on. I hope you take some time to reflect on what we have been able to build because it is extraordinary, and so are you for helping to make that happen. So please give yourselves a big round of applause. You’re giving yourselves a lot of applause there, that was long — maybe a little extra long. Kevin said we are awesome, Pat said we are amazing. Despite everything that we have accomplished, what is particularly noteworthy is in many ways we are just getting started, just getting started in terms of the fulfillment of our potential and purpose, to connect the world’s professionals, make them more productive and successful, and create economic opportunity for every member of the global workforce. Today’s news, this combination with Microsoft, is another step along the way, another step along the journey, collectively, for all of us together. It is another stepping stone towards realizing our mission and vision, and for me it is the next chapter in what has been the most extraordinary professional experience that I’ve ever had.

So let’s talk about the why. It starts with the things that I think about day in and day out on my way to work, throughout the day. Two simple things, first is mission and vision and second is our culture and values. And with regards to mission and vision, there are no strangers in this audience today to how strongly we feel about it, it is why we are here. And as strong as my conviction has been historically, it has never been stronger than it is today. And there is good reason for that — the world needs what we do more than ever before. And if you don’t believe me, just take a look at the headlines on a daily basis. In the last three weeks alone, for those of you who follow the news in this area, let’s start with Foxconn, a manufacturer in Asia, announced they will be displacing 60,000 factory workers with robots. 60,000 people are going to lose their jobs because of robots. Within 24 hours, a former CEO of McDonald’s said that if the minimum wage continues to increase they’re going to have to replace all of their franchise staff members with robots. Not sure if he was being provocative or not, but it certainly got my attention. Within another week or so, Walmart said it was going to begin rolling out tests of drone technology within their warehouses to replace all of the people who do pick, pack, and ship there. Then, within a week or so after that, Elon Musk got up at Code and said that 100% driverless technology will be ready in two years’ time.

That dystopian future where robots replace people, that has been predicted in science fiction for decades, it’s happening. It has begun. And what amounted to headlines over a three-week period at some point will turn into a torrent of daily news. Whether it is the displacement of individuals and people by virtue of new technologies, whether it is the widening skills gap, whether it is the growing problem with youth based unemployment, or record levels of socioeconomic stratification, creating economic opportunity will be the defining issue of our time. That’s why we are here, that is why we do what we do. And I know you all believe in that deeply. So we understand the mission and vision components of this, that is the what. You also understand something that is unique to LinkedIn, and that is the fact that we care equally as much about the what as we do the how. Our culture and values, the way we do business, the way we conduct ourselves. Had you asked me about culture and values 10 or 12 years ago, before I got here, I would have rolled my eyes and I would have cited a Dilbert comic strip, like most of us. And had you asked me about the importance of culture and values after I took over as CEO, I would’ve said, you know what? I have a different appreciation, the stuff is important, it matters. Ask me today and I will tell you it is our ultimate competitive advantage, and it’s not cheerleading, I mean it. Because I’ve seen up close what you are capable of doing when you believe in how we do it. It’s what makes LinkedIn LinkedIn. And you know the values as well as anybody. Members first. Relationships matter. Be open and honest and constructive. Demand excellence. Take intelligent risks and act like an owner. I think one of the things that separates us from other companies is not that we have codified our values, other companies have done that. It is that we spent a lot of time and energy not just talking the talk but walking the walk. We want to raise up to the bar we have set for ourselves and the company we aspire to be, and not play down to our fears and the lowest common denominator. I will give you a shining example, something Satya and I have both been fielding today because repeatedly we get the question, how in the world did this not leak? One of the largest internet and technology deals in history, how did it not leak? And what I didn’t provide them details of was the number of people who have been brought over the wall. And by the way, to every one of you who has been working tirelessly around the clock to make today as successful as it’s been thus far, from Satya and I and the entire team, thank you so much. Big round of applause.

When we originally were talking about the number of people, I thought it would be appropriate to bring over the wall, consistent with our culture and values of transparency, open, honest and constructive, I was told you can’t do that, it will leak. It is an inevitability. You bring a certain critical mass of people over the wall, it will leak. And that is the same playing down to the lowest common denominator that we are trying to defy, and sure enough, look at what happened. That is such a special quality. That is a competitive advantage. So we’ve got the what in terms of our mission and vision, the how in terms of culture and values.

Why are these things so important to me personally? Because when I was in your shoes it mattered to me, it mattered to me a great deal. I always wanted to be set up to be successful, I wanted my teams to have a chance to accomplish what we were setting out to accomplish. And I vowed that if I was ever in a role where I could do something about it, that’s what I would focus on. And now, sure enough, in this capacity I can do something about it. And what has become increasingly obvious to me is that to continue to focus on our mission and vision and our long-term objectives and the role we play in the world and the value we can bring to our members and customers lives, and to do it in a way that is consistent with our culture and values, and what makes us truly LinkedIn, we need to be able to control our own destiny. This is vital. Not just in any quarter, this quarter is going as well as the last quarter did, everyone is doing a nice job, but looking out two, three, five years down the road, understanding the potential challenges, and not denying that we are sticking our heads in the sand, but confronting them head-on. And doing so in a way that enables us to do the things we dream of doing. That is what I want for us.

Some of you in the audience may be saying, hang on a second, you just said we need to control our own destiny and you are here talking about acquired by Microsoft. How do you reconcile those two things? And for me it’s a byproduct of the world we live in today and how that world is evolving, and the structure in which this deal will be executed. With regard to the world and the evolution of the world, imagine a world where, rather than looking up at tech titans like Apple, Google, Microsoft, Amazon, and Facebook, and dreaming or wondering what it is like to operate at that scale — not hundreds of millions of members or customers but billions, not billions of dollars in market capitalization but hundreds of billions — you don’t wonder anymore, because you are one of them. Imagine a world where, rather than react to competitive pressures, and increasing competitive intensity by virtue of the growing number of business lines that we are in, we are leading from the front, and leveraging advantages that other companies can only dream of. Imagine a world where, rather than be hamstrung in terms of our ability to invest in our people and disrupt ourselves and take intelligent risks by virtue of short-term market pressures, we can always invest intelligently in the realization of our mission vision and long-term objectives. And imagine a world where the inevitable cyclical downturns of the macroeconomics on a global basis don’t weaken us, but strengthen our resolve, make us more essential to the people we need to help when it matters most to them. With today’s announcement, we don’t need to imagine those things anymore because it’s our reality. Let’s turn now to why Microsoft, and I want to provide just a little bit of context because the why Microsoft question, the answer to that starts before Satya and I sat down together a few months ago. How many of you have been following the evolution of Microsoft under Satya over the last two years? Show of hands. You can’t see it Satya, but a lot of hands. They may just be saying that because of what is happening, we will talk later, everybody. I’ve been in the industry for over 20 years, I’m a student of great management, I like to watch great examples and learn from them, and I’m fascinated by this stuff, as you guys know. And I’m not saying this because of the situation and because Satya is essentially a one person board for me now, I’m saying this because it’s true, and it’s been documented, I was sharing it publicly via LinkedIn, via Twitter, over the last two years. You can check it out. I believe that what Satya has been doing as the CEO of one of the largest and most valuable companies in the world is extraordinary. He has made the company more open, more agile, more innovative, and perhaps most importantly, more purpose driven, and I give you kudos for that because it ain’t easy. Satya is like, you’ve got that right. [LAUGHTER] And it was against that backdrop that Satya and I had a chance to meet a few months ago. He and Reid and Bill Gates already have a relationship, they would spend time over the last few years brainstorming about how we could potentially work together, and the way the world is evolving. You can imagine being a fly on the wall in a meeting between Reid and Bill Gates, by the way, that would be interesting stuff, and one I’m looking forward to joining I might add. That will be kind of fun, actually. And when Satya came in and sat down we started talking about the various ways in which the combination might make sense. We started riffing and brainstorming, I will get to some of those examples in a moment, because for those of you watching the press today, that is not rehearsed. Get us talking about what is possible and it’s the easiest thing in the world for the two of us to do, because it is all true. In the throes of that brainstorming, Satya said to me, you know Jeff if we are going to get serious about this we have to have alignment on two dimensions. The first is purpose and the second is structure. I said okay, let’s talk about that. And it turns out, our sense of purpose is far more similar than I ever could have imagined, than I ever could have guessed.

So, we all know our mission statement, connect the world’s professionals to make them more productive and successful. How many of you know Microsoft’s mission statement? Anyone? I thought you were wearing a Windows shirt for a second, like, yes, I know you do. You are ineligible for this one buddy. And by the way, not a lot of hands went up, I didn’t know the mission statement, I had a sense of what it was by virtue of some pretty effective television advertising, and I knew about this idea of empowerment — so Satya said it was to empower individuals and organizations all over the planet to achieve more. I was like, really? He was like, yep. I was like, achieve more, be more productive and successful — these are almost identical. I mean the words are different but the underlying message is the same. And we were struck by the strength of the alignment, and we were also struck by the fact that we have gone at it in different ways and as a result of that, combining the two companies, it is really interesting. So we’ve gone at making people more productive and successful by virtue of building the world’s largest and most valuable professional network. Microsoft has done it by building the professional cloud and the services that live within that cloud. And when you combine those things, it is not only unique, it is unprecedented at this level of scale. So what is possible when you start to combine these assets? Well, for starters, you could take our network and you could seamlessly integrate that within Microsoft’s global footprint of over 1 billion individuals. You got that number right, 1 billion. So LinkedIn becomes the social fabric, the connective tissue, the single source of professional identity, and you deeply integrate that into things like Outlook and Calendar and Office and Windows and Skype and Dynamics and Active Directory, and pretty soon you are taking our network and you are growing it 10x in terms of what is possible with regard to meaningful engagement in connecting our members to opportunity. One example, I would also add along those lines, Satya characterizes Microsoft as essentially being a corporate graph. Sound familiar? When you marry that corporate graph with our professional graph, you take the economic graph, and it grows by leaps and bounds in terms of the reality and in terms of the value it can create. Think about that, and think about what other company or marriage of companies could come anywhere close to doing that. The answer I came up with is, there are none. Second example, everyone here I know understands how passionate we are as a company, and Satya shares this, about education, and more specifically continuing education, vocational training, and enabling individuals throughout the global workforce to acquire the skills they need for the jobs that are and will be, and not just the jobs that once were. The days of learning a skill or certification and having a job the rest of your life are nearing an end, if not already over. So what happens when you take our Lynda coursework, the LinkedIn learning stack, and you begin to deeply integrate that alongside some of the most popular productivity applications on earth? Excel, PowerPoint, Word, and how about adding a new tab within office called learning? Imagine what’s possible. You are in PowerPoint, you need help with either the presentation itself or actual subject matter you are working on, we have a contextual messaging overlay our team has been working on, I can’t wait to show you, you go to help and you see this. You see who within your network could help you. You see who within LinkedIn could help you, you see which freelancers through ProFinder you can generate a lead for and provide business for, and of course you see the coursework that enables you to learn on your own. That is pretty powerful stuff, especially when you consider that six of the top 25 Lynda courses are all related to Microsoft product. Third, with regard to the member experience, for years now the most commonly asked question I get is what is LinkedIn’s play with in the enterprise, not higher markets, we get that. That’s for customers. For the individual, what are you guys going to do? There is Facebook at work, what are you guys doing? And I’ve always said because we understand the importance of focus at our scale, I’ve always said we’ve got to stay with where we are already focused, we’ve got to play our own game. We’ve got to swim in our own lane. Whatever metaphor you want to inject there will work just fine. When you combine two companies and these assets — take your pick. You want to disrupt the directory? The internet? Productivity? Collaboration? Dissemination of company news? Distribution of business intelligence, and you want to do those things in a way that has never been done before? Game on. With regard to our business lines, we become the leader in hiring solutions but we’ve always recognized the enormity of the opportunity with regard to human capital management. Together, we can go after that.

Tens upon tens of billions of dollars of true addressable opportunity that we can start to go after by virtue of our product, our application, the platform we’re building, our salesforce that is focused in this area, and combined with Microsoft’s deep workflow relationships with their customers, a completely new business opportunity. Speaking of new business opportunities we can take our fastest growing businesses to scale sponsored content, and look to unlock new forms of inventory throughout Microsoft’s ecosystem.  Windows, Office, Skype, etc. We’ve already identified some pretty meaningful opportunities there.  You talk about changing the game, there is perhaps no better example than thinking about how to integrate sales navigator and our sales intelligence tools with Dynamics and a proprietary CRM. That is social selling, that is changing the game. And with regard to the millions upon millions, tens of millions, of freelancers and independent service providers that live within Microsoft’s applications to be able to function and do business, imagine bringing ProFinder and new leads to them where they work in those applications. I could literally go on and on, Satya and Reid could do the same. You should know those were just the ideas we discussed in the first meeting. And I say that without exaggeration. Okay, there was clear alignment of purpose and lots of opportunities to work together. We then turned to the all-important question of structure, and on this I had no idea what to expect. Was he going to propose fully integrating LinkedIn, were we going to become a division, would I need to move up north? Were those nervous laughs in the audience, like, what the f-— is he about to say? I had no idea what he was going to say, so my excitement was tempered up until that point. I knew how powerful this combination could be, but as we all know it is not about the theory when it comes to M&A, it is about true alignment in terms of execution, that is almost all that matters. And Satya had me at independence. I said excuse me? He said, Jeff, we are going to do something different. We will let LinkedIn operate as an independent entity. Haven’t done it before, we will do it with you. WhatsApp, YouTube, Instagram, three examples of companies that were acquired and grew to extra ordinary heights after the acquisition and unlocked incredible value by virtue of remaining independent. The beauty of our independence is that the alignment between the two companies in terms of sense of purpose, strategy, what we are trying to accomplish, how we create value for members and customers, doesn’t require that top-down mandate. As Satya likes to say we are going to write our own rules. I like to think how powerful it can be, this new model. And Satya went on to provide a little bit more in the way of detail, I would continue to be the CEO, I would report to Satya, Satya for all intents and purposes would replace our board, going from seven people to one person, which will be easier to navigate. Satya, myself, Reid, Bill Gates, and Satya’s two day-to-day operating leaders, Qi Lu and Scott Guthrie, productivity and the cloud, would partner together to figure out how to chart a course and maximize the value of this unique, combination of efforts. So you can see why my excitement continued to build and why I allowed myself to start dreaming big. And it’s been interesting, bringing some of our leaders over the wall, seeing their responses, allowing them to go through their process and then challenging them to dream big. Because that is what I want each of you to do, but I want to provide a quick example so you can get your arms around the opportunity here. Just the other day I was on the phone with Akshay in India who came on board with our Pulse acquisition. He is now or our country manager, and we were talking about the opportunities. For those who don’t know, Microsoft is extraordinarily well regarded in India, as is Satya. Satya has a vision to bring Microsoft’s Advanced Technologies to every corner of the country regardless of socioeconomic position, so you can understand why they are so well received there. And Akshay was relaying to me the story of how during Satya’s most recent trip where in the span of a day or a half a day he met with the Prime Minister and all of his key deputies, and Akshay was saying, I wish that was us. He and Olivier who run Asia-Pacific have always wanted to be in that position. I said Akshay, with this deal, it will be. The next time Satya is there, I’m envisioning you side-by-side with him pitching your vision to the Prime Minister to ensure that every kid graduating from an Indian school has the skills and certifications they need to get the jobs they want. That got his attention. That is what I want for each one of you, to dream big, to write your own rules here in terms of what is possible.

Okay, let’s talk about you. What does this mean for you? Honestly speaking, that is probably top of mind for every individual who read the news today, how does this impact me? You will have the same titles, by virtue of this independent structure, you are going to have the same managers. You’re going to have the same roles and responsibilities with one notable exception, and I want us to be as compassionate as possible here, for the group of folks at LinkedIn whose jobs were 100% dedicated to maintaining LinkedIn as a publicly traded company, everything that goes along with that, the administration of that we are going to work very hard to help you with your next play. Outside of that, it is largely going to be business as usual. We have the same mission and vision, it’s more important than ever. We have the same culture and values, and you are going to be stuck with me. I’m still the CEO. I want to end on a more familiar note — I talked at the onset about the fact that over five years ago we went public, we run the bell at the New York Stock Exchange and ended up moving over to our offices in the Empire State building for an All Hands special edition, just like this one. And I remember than talking about the importance of reinforcing that the IPO was not the end game, that is not why we were here, that was not what we were playing for. It was a tactic, a steppingstone, towards the realization of our long-term objectives. Of our mission, of our vision. At the end of that meeting we finished with two words that became our unofficial mantra, you guys remember what was? Next play. For those of you less familiar with the expression, it is a turn of phrase I picked up from Mike Krzyzewski, arguably one of the great coaches in American sports history, I’m not suggesting I endorse the Duke Blue Devils, so please no hissing and booing from people who went to other schools, but I’m a huge fan of coach K, I think the guy is extraordinary, and it turns out unbeknownst to most people, every time the Duke Blue Devils finish a play on either the offensive or defensive end of the court, no matter what happens, he says the exact same thing, next play. Next play. Don’t linger too long on celebrating an amazing 360 dunk, and don’t linger too long on messing up and having the opposing team steal the ball and get an easy lay-up on the other end. Spend one moment to reflect on it and then turn to the next play. This idea of next play, it served us very well then, and it will serve us very well now. So here’s to the next steppingstone. Next Play. Thank you.  Okay, with that, I mentioned earlier that one of the primary reasons that I joined LinkedIn was because of a guy named Reid Hoffman who may be familiar hopefully to all of you, he was the founder of the company, he was the company’s first CEO. He is our executive chairman, he is the largest controlling shareholder. And none of this happens without him, and when I say none of this, I mean all of it. You know the expression we wouldn’t be here if it weren’t for such and such? That is Reid. We wouldn’t be here if it wasn’t for Reid and his cofounders, Allen Blue and Jean-Luc Vaillant. Reid has become much more to me than a figure I admire and respect. He is much more to me than our executive chairman. He has grown to be my mentor — I almost needed a bad joke there — and he has grown to be one of my closest friends, like an extended member of my family, and my children refer to him as their uncle and Lisette adores him. I have nothing but the utmost respect and admiration for Reid, he has been an extraordinary partner throughout all of this, and by this I am referring to both developing and building LinkedIn and this decision. And with that, I wanted to invite Reid up here to tell you about the way he came to that decision. Our founder, Reid Hoffman.

Reid Hoffman: Note to self, don’t follow Jeff. I think this is maybe the first time I followed you in public speaking, it was like oh s-—. So, I’m going to be reasonably brief because Jeff has covered nearly everything that I was thinking about saying. There are a few things I think I can add in for some youthful color. It’s always about the mission. Part of what makes great leadership is service to the mission. It isn’t, oh, come work for me, it is work for what we are doing in the world, and that is always what has mattered. The other thing people are frequently kind of not realizing is, companies have many founding moments. There is the original founding moment with Alan, who I see in the back, and I, and a few people in a room it wasn’t that far from here, it was just down Shoreline — but then there are many. One of them is hiring Jeff, another one is the IPO — these founding moments are the inflection points by which you are making key decisions in order to realize the mission. Which is, as Jeff went on very eloquently to point out, is, how do you empower people to be productive and successful? How do you do that in a massive and effective way? Every decision we have done, it is never been about control. If it was about control I would be more hung up about being CEO. No, I wanted Jeff to be CEO because of realizing the mission. It’s never about a question of well, do we have nominal independence, are people going to be lauding us because we are a public company? That is not relevant, what is relevant is what we do in the world. The reason this make sense is because we have the opportunity to do amazing things, and here is one of the things I can add in from something that Jeff doesn’t know — in the first month when we were talking about what are the things that would make us be successful, we kicked around, what would it take to get integrated in Outlook? Literally in the first month. Like, that is the thing we would most want. Well, it only took 13 years, but here we are.

So the mission is critical, and both organizations are essentially in service of the same mission. They have complementary assets where one plus one isn’t two, it isn’t even four, it is probably 10. It’s an amazing combination when you literally look down the list of the different possible things these two things together make them both stronger, and they are relatively straightforward to do, the list literally — we couldn’t spend this entire meeting just covering the list.

Next thing is leadership. Part of what you do is you look for leaders who essentially have the product vision, have the mission vision, have the notion of culture, have the notion of what it is we are doing, we are being in service to the mission. I’m reasonably good at picking who I work with. You guys have had a lot of experience with Jeff, I also am delighted to start working with Satya, this is going to be awesome. He is exactly — not to barrow you into our organization — our kind of person. We are going to love this. And I think the possibilities are literally — we are not going public with his video, We are? Oh! We can accomplish great things, I’m just going to say that. [LAUGHTER] Next index card, yes. So when people ask me why it is that I am so strongly in support of this — mission, people, what we can do in the world. That is what matters. You go home and you think what did I do, why was my activity, why was my work worth it? I haven’t been an employee here for six or seven years, I work here because it is the right thing to do. And I plan to continue doing that, so just as Jeff said, this is my mission as well. And so this doesn’t change anything for me other than the fact that, well, in some number of months I won’t be controlling shareholder — that is fine. It’s not about control, it’s about what we accomplish, and that is what matters to me, I think that is what matters to all of us. With that, I think it’s been a great pleasure over the last couple years getting to know Satya quite well, I can’t think of a better person that I would rather be joining forces with in order to realize this mission, and so with that, Satya.

Satya Nadella: Thank you so much, Reid and Jeff. You know, the first words that come to me is admiration. Admiration for what Reid has created, what Jeff has created and built, and all of you have built. Really, I thought Jeff talked about the different emotions that could be all going through. I’m hoping that one of those emotions is real pride. You all absolutely deserve to be very, very proud of having created LinkedIn, made LinkedIn into what it is, and that sense of purpose with which you’ve built this — that to me is what I admire the most in people, and what I admire the most in the institutions that people build. So this time around, give yourselves a round of applause that can go as long as you want.

So what I thought I will do is just give you a little bit of a feel for how I think we at Microsoft think, and what is our excitement of having this chance to work with you all. It starts with the mission. That’s the first thing. When Reid and I started talking and when I first met Jeff, the sense of purpose to me is everything. At Microsoft I talk about our mission is empowering every person and every organization on the planet to achieve more — it has real deep meaning for all of us and for me. Because when you think about ultimately how does all of this digital technology make a difference, it has to be about empowering people and organizations. In fact, I think a lot about going beyond individual people, because quite frankly it is the institutions that move societies, that make economies, and if you don’t have digital technology, software, help people build institutions that outlast them, then you’ve not accomplished much, so that’s what I think about. I think about, how can we as Microsoft really empower people to build things that can even outlast them? And when you think about that as the mission, and what LinkedIn has done, what LinkedIn has built, what LinkedIn has always aspired to create, of connecting the world’s professionals to be more productive and successful — Jeff said this super well, these two missions are exactly isomorphic. They are the same. They are the realization of how technology can shape people and the institutions they build, and that is really, really exciting, because I think a lot of technologies will come and go but that sense of identity, sense of purpose, is what will give us that energy to keep reinventing ourselves. So talking about reinvention — Microsoft - this is our 41st year. We have had a tremendous history of success, here we are, north of $400 billion of market cap, 90+ billion dollars in revenue, and behind all that stuff though, each time, in each era, you have to start with high ambition for what you can do going forward. So I want to give you a little bit of a flavor of how we think about Microsoft going forward. The first thing I talk a lot about, and Qi who is here. We dream a lot about, what we call reinventing productivity and business process. The way I come to it is by saying in all this abundance, computing is becoming ubiquitous and we have multiple devices per person and what have you, but what is scarce is human attention and time. So how can we get people to capture that back? How can they be more productive, how can they get more out of every moment of their lives? That is what I think, it is not just building another version of any tool or app or service, it is, how can we truly empower people to be able to capture more out of every moment of their life? And when you think about that and you think about the combination of what we do in Office and Office 365 and LinkedIn, I told Jeff in one of the interviews we just did, you don’t go to LinkedIn to waste time, you go to LinkedIn to gain time. I thought that was a fantastic way to capture the realization of what both of us really seek. Today we have these two graphs, Microsoft graph which is the information fabric underneath all of the activity that happens inside the enterprise. People, the relationships with other people that’s captured in active directory, the calendars, the schedules, work artifacts, in fact you can extend that graph, you have needs in CRM, prospects — all of that inside this information graph, which we call Microsoft graph, that is something our team has been building. We also have another graph which is the world’s graph inside of Bing. Now just imagine we connect all of that with the professional graph that you have, and the dream you have, the vision you have for creating the true economic opportunity. That ability to connect these two worlds is fairly unique. We’ve got to realize it in tasteful, natural ways for the LinkedIn members, for all the professionals who use Office, Office tools, and LinkedIn, whether it is to be a salesperson, a recruiter, someone who is trying to learn some new skill — there is plenty of great user experience work you have to do in order to make this stuff really tasteful, natural. But our ability to change the professional world, of connecting this professional cloud and the professional network is the most unbounded opportunity that there is, and Jeff captured this. Because if you look at the world today — I get to travel the world, meet many leaders across the world, what is the number one issue for everyone? Skills. How are they going to enable their population, their societies, to be ready for this digital economy? Everyone wants employment growth in a world with a lot of displacement, and the only solution to that is this continuous up-skilling of your people, and to me that is what we encompass by bringing dynamics, Office 365, and LinkedIn together. So we have got to have very high ambition. You represent that already with what you have built with LinkedIn, but let’s take that to the one billion+ users today who use our tools and bring this economic opportunity in a digital world to every corner of the world, that is the ambition. The second thing we are up to, that is also very related to, I think, what we will do is a combination is building up this cloud infrastructure, which we refer to as the Intelligent Cloud. I have known Kevin for a while and I’m already thinking about, when will I get that first look at, hey where are my GPUs to do my machine learning? The way we measure is per capita per developer in terms of machine power, because to be able to bring that AI capability to your newsfeed relevance, we are building out not simply as in the structure stack but we want to bring the power of a set of cognitive services, whether it is computer vision, speech, natural language understanding, whether it is the knowledge graph, and making that available as a set of APIs, as well as the full data platform for you to do machine learning at scale. That rich infrastructure, coupled with the kinds of things you are doing at LinkedIn, it’s very exciting. I want you to be able to tell you what you need to do in the infrastructure, because platform companies are all about a feedback loop from people pushing the envelope when it comes to the outside, pushing what needs to happen in the infrastructure side, and I mean infrastructure all the way to silicon. At this point we spend over $5 billion of capital building out infrastructure, we build our own network, we build anything and everything needed in order to build essentially a global scale cloud infrastructure, but all that is only interesting if there are apps like LinkedIn or networks like LinkedIn pushing it, pushing it, so I’m so excited about that opportunity. The last thing I want to talk about is what we are trying to do in personal computing, after all we are a Windows company, we started there. We started as a tools company, the first product that Bill and Paul built was a basic printer for the Altair, then we built apps for the Mac, that was the second, and here we are. [LAUGHTER] The other thing about it, you should know is, that just down the road is the PowerPoint team, one of the first acquisitions of Microsoft in 1987. Of course now PowerPoint is what you all love and know. But it is so interesting to think about what is going to happen in personal computing. We are not building an operating system for just a single device, when I think about even Windows 10, the way we conceptualized it is, we are building an operating system for the user across all the devices. It is a service, that is how I think of it. Windows update is probably the biggest service we have because it touches 1.5 billion machines every day, and our goal is to really change what is the definition of an operating system, and operating systems for personal computing are always about inventing the next big change in input/output. And it is no question that we really missed the mobile one, therefore we understand it, we have a particular position in mobile today which is more about enterprise and where we can have more security, more management, more productivity, we will focus on that, but we are on to the next big thing. And if you look at what is happening even today, I don’t know when exactly the Xbox event is, but it must be happening in parallel, hopefully I don’t disclose anything before them or what have you — but the idea that we can bring AR and VR into this one continuum of what we talk about as mixed reality, is something we are very excited about. Think about this, the field-of-view becoming an infinite display where what you see is not just the analog world, but it is a world into which you can superimpose digital artifacts. That is a completely new medium, that is what HoloLens is, and Jeff said, hey where is my HoloLens? He will get one in a couple of days, and I’m really looking forward to all of you having —

[unintelligible yelling offstage] [LAUGHTER]

It is the most mind-blowing new medium I have ever seen, because it changes all your assumptions about what you will do with computing. You can have your 80-inch screen wherever and whenever you want, and what it means for — think about professions. What it means for architecture. It will never be — my wife is an architect and she looks at it and says, wow, that means I can design and see what I’m designing as a holographic output right there. Think about industrial design. Completely changes. Medical education. Some of the work that Cleveland Clinic is doing, where medical students that are trying to understand the human body can look at the human body, inspect it, along with their teacher. Education changes dramatically. So there isn’t a field or vertical industry — by the way, gaming too — we are excited about what Minecraft, on HoloLens could be. So to break new ground, underneath all this is amazing gesture recognition, amazing computer vision, because you have to essentially look at a scene, reconstruct the scene, understand every object and position it, and then to be able to place other objects in it, and do it in real time. That is the level of innovation that we are excited about. These are the three ambitions, we refer to them as reinventing business process and productivity, building up this intelligent cloud, and more personal computing. But besides all the technology, what I think a lot about, and I thought Jeff captured it so well when describing what you have done, which is, your competitive advantage is your culture. And that is what we think ours is as well. That sense of identity — to me the two bookends is that sense of identity and purpose and mission and culture. Those are the things that are constant, and then, technologies will constantly be renewed. And for culture — the way I think about this is not as a static model, there are values that are enduring, but the culture itself that I thought about is, what is a way for us to continuously question and improve and evolve? What is that learning, ultimate learning culture? And the meme and metaphor we picked is inspired by a professor who works at Stanford who has written a book called Mindset, which is more about child psychology, her name is Carol Duak, and her work basically says that the simple way to understand it is, if you take two people in school, one of them is a know-it-all and the other is a learn it all. Even if the know-it-all start with more innate capability, the learn-it-all will ultimately outperform them. That is true for the boys and girls in school, it is true for CEOs like me, it is true for all of us in the organizations we build. So that growth mindset is what we refer to as the cultural high ground we want. And when I think about that it starts with individual mindsets — see that is what I love about it, it is not about abdicating responsibility for culture to somebody else, it is about being able to grab hold of it individually and thinking about it in our mindset. Sometimes people say I found find people who have a growth mindset. I say, that is not the job. The idea of a growth mindset is for me to recognize individually where have I had a fixed mindset today and to push and say, how can I improve? How can I learn from this person? And that is what is sort of to me, today, is humbling, because I think there is a ton I can learn from LinkedIn. I’m really looking forward to what Microsoft, what I individually, can learn from LinkedIn, and make Microsoft a better place. So thank you all very much, I couldn’t be more excited to join forces with you in really taking the mission you have to help realize the Microsoft mission of empowering every person and organization on the planet, thanks a lot. Thank you.

Additional Information and Where to Find It

In connection with the transaction described above, LinkedIn Corporation (the “Company”) will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at LinkedIn’s website (http://investors.linkedin.com) or by writing to LinkedIn Corporation, Investor Relations, 2029 Stierlin Court, Mountain View, California 94043.

The Company and its directors and executive officers are participants in the solicitation of proxies from the Company’s stockholders with respect to the transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the Company’s proxy statement on Schedule 14A filed with the SEC on April 22, 2016. To the extent that holdings of the Company’s securities have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction and business combination between Microsoft and LinkedIn, including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect LinkedIn’s business and the price of the common stock of LinkedIn, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of LinkedIn and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on LinkedIn’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of LinkedIn or Microsoft and potential difficulties in LinkedIn employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from LinkedIn’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against us or against LinkedIn related to the merger agreement or the transaction, (viii) the ability of Microsoft to successfully integrate LinkedIn’s operations, product lines, and technology, and (ix) the ability of Microsoft to implement its plans, forecasts, and other expectations with respect to LinkedIn’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation. In addition, please refer to the documents that Microsoft and LinkedIn file with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this document. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Microsoft and LinkedIn assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.